EXHIBIT 99.1

Sevcon Reports Financial Results for First Quarter Fiscal 2016

Adding Bassi and Expanding Electrification

SOUTHBOROUGH, Mass., Feb. 02, 2016 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the first quarter of fiscal 2016 ended January 2, 2016 and the acquisition of Bassi S.r.l.

First-Quarter Fiscal 2016 Results Summary

  Revenues decreased $0.8 million, or 8.2%, to $9.1 million, from $9.9 million in the first quarter of fiscal 2015, reflecting continued weakness on the industrials side of the business as a result of macro-economic conditions, partially offset by growth in the on-road and other EV categories. Foreign currency fluctuations decreased reported sales by $312,000, or 3.1%, mainly due to a stronger U.S. Dollar compared with the Euro and the British Pound than in the first quarter of fiscal 2015.

  Gross profit was 45.2% in the first quarter of 2016 compared with 35.3% in the same period last year. The improvement in the gross profit percentage was largely the result of lower material costs in 2016 than in the same period last year due to the stronger U.S. Dollar in 2016 compared with the Euro and the British Pound than in the first quarter of fiscal 2015.

  After a favorable impact of $277,000 due to foreign currency and acquisition costs of $316,000 relating to Bassi S.r.l., the Company reported operating income of $180,000, compared with operating income of $282,000 in the first quarter last year.  Excluding acquisition costs, reported operating income would have been $496,000, an increase of $214,000.

  The Company recorded an income tax charge of $11,000 in the first quarter of fiscal 2016 compared with a charge of $40,000 in the first quarter of fiscal 2015.

  After a preference share dividend of $111,000, net income attributable to common stockholders was $11,000, or zero cents per share, compared with net income of $171,000, or $0.05 per diluted share, in the first quarter of fiscal 2015.

Subsequent Event: The Bassi Acquisition

As Sevcon announced on January 29, 2016, the Company acquired all the outstanding shares of Bassi S.r.l., a manufacturer of battery chargers located in Lugo, Italy.

The acquisition was funded with €10 million in cash, 500,000 shares of Sevcon common stock, and a dividend distribution of €3.38 million to be made over a three-year period. Funding for the transaction was obtained under a five-year term loan facility provided by the New York City branch of the Italian bank Monte dei Paschi di Siena.

Management Comments

“We continued to see nice growth in the on-road and other EV categories during the first quarter as we capitalize on the trend toward electrification,” said Sevcon Chief Executive Officer Matt Boyle. “However, this growth was more than offset by ongoing weakness on the industrial side of the business as a result of macro-economic conditions.

“In our on-road business, we continued to see strong demand in the 2-wheel sector. In fact, we recorded the third consecutive quarter of double-digit growth in this sector, with sales up 47%. In the four-wheel sector, sales were down, although they would have been up by 7% but for a large order in the first quarter of the prior year. We expect to see four-wheel sales growth for the remainder of the year. Looking forward, while the off-road markets continue to be challenging, we are gaining excellent traction in growing our reputation and our stable of clients in on-road markets. We are encouraged by this progress and look forward to reporting future successes to you as we capitalize on many opportunities related to the global demand for electrification.”

“On Monday we announced the acquisition of Bassi S.r.l. Adding Bassi’s state-of-the-art battery charging technology and power management capabilities to Sevcon’s advanced control technologies will significantly strengthen the ability to deliver the more integrated solutions that our markets and customers are demanding. We also have opportunities to deploy Sevcon’s marketing and sales resources to accelerate standalone sales of Bassi’s products and solutions. Additionally, we will be able to pursue opportunities to cross-sell both product lines in each company’s respective markets. We have cooperated on a number of projects recently.  As is the case in the controller business, the sales cycle in the charger markets is two to three years. At the same time, we expect that with initiatives already underway at Bassi, that, excluding transaction costs, the acquisition will be accretive to earnings in the first year,” said Mr. Boyle.

First-Quarter Fiscal 2016 Conference Call Details

Sevcon has scheduled a conference call to review its results for the first quarter and discuss the Bassi acquisition tomorrow, February 3, 2016 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company’s website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

First-Quarter Fiscal 2016 Financial Highlights
(In thousands except per-share data)

	Three months ended

	January 2, 2016 (unaudited)	January 3, 2015 (unaudited)
Revenues	$9,115	$9,933
Gross Profit	4,116	3,509
Selling, general and administrative and research and development expense	(3,620)	(3,227)
Acquisition costs	(316)	-
Operating income	180	282
Interest income	8	5
Interest expense	(22)	(26)
Foreign currency gain (loss)	(71)	44
Income before income taxes	95	305
Income taxes benefit (provision)	(11)	(40)
Net income	84	265
Net loss attributable to non-controlling interest	38	17
Net income attributable to Sevcon, Inc. and subsidiaries	122	282
Series A Preference Share dividends	(111)	(111)
Net income attributable to common stockholders	11	171
Basic income per share	$0.00	$0.05
Diluted income per share	$0.00	$0.05
Average shares outstanding - Basic	3,429	3,427
Average shares outstanding - Diluted	4,889	4,895

Summarized Balance Sheet Data

	(in thousands of dollars)
	January 2, 2016 (unaudited)	September 30, 2015 (derived from audited statements)
Cash and cash equivalents	$6,787	$8,048
Receivables	8,700	9,462
Inventories	8,198	6,790
Prepaid expenses and other current assets	2,526	3,581
Total current assets	26,211	27,881
Long-term assets	8,366	7,735
Total assets	$34,577	$35,616

Current liabilities	$6,934	$8,357
Liability for pension benefits	10,647	10,963
Other long-term liabilities	1,000	500
Stockholders’ equity	15,950	15,712
Non-controlling interest	46	84
Total liabilities and stockholders’ equity	$34,577	$35,616

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle's power source. Sevcon supplies customers throughout the world from its operations in the USA, the UK, France, Germany, Italy and the Asia Pacific region and through an international dealer network. Sevcon's customers operate in diverse markets and include manufacturers of electric motors, cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, agricultural tractors and implements, and other electrically powered vehicles and systems. For more information, visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon’s future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: customers of Bassi may not grow as predicted and demand for chargers may fall short of forecasts; we may not be able to successfully integrate the two companies’ operations and financial controls; we may not be able to combine the two companies’ product lines as effectively as we anticipate, and the market for the combined products may not be as great as we believe; there are risks inherent in Bassi’s sole source manufacturing that may hinder us from producing as much Bassi product as we anticipate; capital markets are cyclical and weakness in the United States and international economies may harm our business; global demand for electric vehicles incorporating our products may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we may not be able to raise the capital we anticipate needing to grow our business; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company’s most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon’s risk factors.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@Sevcon.com